Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Reports Financial Results For Fiscal 2004

-Record Product Sales, Strong Margins and New Product Advances Mark Year-

Salt Lake City, August 18, 2004, Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its fourth quarter and fiscal year ended June 30, 2004.

Predictive medicine revenues for the year ended June 30, 2004, increased to a record $43.3 million from $34.7 million for fiscal 2003, an increase of 25%.  Fourth quarter predictive medicine revenues were up 40% over the fourth quarter of fiscal 2003 to $13.1 million, from $9.4 million.  This increase was due primarily to growth in the Company’s lead predictive medicine product, BRACAnalysis®, for breast and ovarian cancer and its COLARIS® family of products for colorectal cancer. The gross profit margin on predictive medicine revenues rose to 68% for fiscal 2004, up from 64% in 2003, and the gross margin for the fourth quarter of fiscal 2004, ended June 30, 2004 was 71%. Myriad has maintained a strong cash position, and as of June 30, 2004, the Company had approximately $142 million in cash, cash equivalents and marketable investments. The company has no debt and no convertible securities.

“Therapeutic product development continues to be a high priority,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc.

“Substantial progress was made in our product pipeline, including the advancement of our lead investigative drug, Flurizan for Alzheimer’s disease.”

Research and development expense for fiscal 2004 was $50.7 million compared with $47.6 million for the same period in the prior year. The increased investment in R&D was due primarily to advancing Myriad’s therapeutic development programs in Alzheimer’s disease and prostate cancer.  Research revenue for fiscal year 2004 was $13.4 million, compared with $29.6 million from fiscal year 2003.  The anticipated decrease was primarily due to reduction in revenue from collaborative partners as the Company successfully completes research projects with partners to concentrate on its own internal therapeutic and predictive medicine product development programs.

The net loss for the fourth quarter of fiscal 2004 was $0.37 per share, or $10.5 million, compared with $0.26 per share, or $7.1 million for the fourth quarter of fiscal 2003. The net loss for the full 2004 fiscal year was $1.49 per share. The increase in net loss resulted from Myriad’s substantial investment in drug development, which made considerable progress during the year. Progress in the Company’s drug development programs included the completion of a Phase I clinical trial in Alzheimer’s disease, the completion of enrollment of a Phase II trial in Alzheimer’s disease, and progression of a Phase II/III trial in prostate cancer. In addition Myriad advanced several drug candidates toward submission to the FDA prior to initiation of human clinical trials, including MPC-6827 for pancreatic and other cancers, MPI-176716 for ovarian and other cancers, and MPI-49839 for HIV treatment.

Conference Call and Webcast

A conference call with Company management will be held today at 10:00 a.m. Eastern Daylight Time, with investors and media to discuss these results and recent events at the Company. Between 9:45 a.m. and 10:00 a.m., the dial-in number for domestic callers is (888) 589-2820. International callers may dial (706) 634-2173. An archived replay of the call will be available for 7 days by dialing

(800) 642-1687 or (706) 645-9291, and entering conference ID number 9406271. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s continued priority in therapeutic product development and investment in drug development, the continued advancement of the Company’s lead investigational drug, Flurizan, for Alzheimer’s disease, and the advancement toward FDA submission prior to the initiation of human clinical trials for the Company’s drug candidates. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003. All information in this press release is as of August 18, 2004, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow -

MYRIAD GENETICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share amounts)	Jun. 30, 2004	Jun. 30, 2003	Jun. 30, 2004	Jun. 30, 2003

REVENUES:

Predictive medicine revenue	$13,085	$9,354	$43,294	$34,683
Research revenue	1,987	5,971	11,748	$27,822
Related party research revenue	—	380	1,606	1,816
Total research revenue	1,987	6,351	13,354	29,638
Total revenues	15,072	15,705	56,648	64,321

COSTS AND EXPENSES:

Predictive medicine cost of revenue	3,835	3,277	13,751	12,553
Research and development expense	12,004	13,372	50,697	47,589
Selling, general and administrative expense	10,154	6,729	34,835	31,525
Total costs and expenses	25,993	23,378	99,283	91,667

Operating loss	(10,921)	(7,673)	(42,635)	(27,346)

Other income (expense):
Interest income	456	631	2,025	2,900
Other	5	3	(10)	38
Loss before taxes	(10,460)	(7,039)	(40,620)	(24,408)

Income taxes	—	42	—	417

Net loss	$(10,460)	$(7,081)	$(40,620)	$(24,825)

Basic and diluted loss per share	$(0.37)	$(0.26)	$(1.49)	$(0.96)

Basic and diluted weighted average shares outstanding	27,967	27,041	27,326	25,730

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Jun. 30, 2004	Jun. 30, 2003
Cash, cash equivalents, and marketable investment securities	$141,839	$126,292
Trade receivables, net	13,994	12,917
Other receivables	554	9,391
Prepaid expenses	7,279	7,740
Equipment and leasehold improvements, net	17,339	18,682
Other assets	7,351	7,801
Total assets	$188,356	$182,823

Current liabilities	$13,871	$16,379
Deferred revenue	1,209	2,958
Stockholders’ equity	173,276	163,486
Total liabilities and stockholders’ equity	$188,356	$182,823